Creating Energy
for Iowa and America.

December 30, 2021

Members of Lincolnway Energy,

Greetings to all during this Holiday Season, I hope this letter finds you well. Margins have been extremely robust these past couple of months, some of the best we have ever encountered. Despite fighting through the pandemic, then the Derecho storm that significantly harmed the corn crop all around us, continuing to grow and improve the plant with a suite of construction projects and reducing debt, our cash continued to grow. **With that we are excited to announce that the board of directors approved a resolution to distribute $5.2 million dollars of earnings from this past year! This represents $50 per unit distribution for members of record as of December 23, 2021. We expect to pay the distribution on or before January 10, 2022.**

Along with this distribution the board also is continuing to be mindful of our debt load and has agreed to pay down long term debt by an additional $2 million dollars effective immediately. As we finish out the year on these great margins, we are anticipating looking at the final 2021 income to members and potentially doing another distribution to make members whole on their taxable obligations for 2021 before the April 15th tax deadline.

Once this suite of construction projects is finished in the next couple of months, we anticipate the plant being able to operate north of the 90 million gallons per year.

Please be watching for announcements on some special meetings we anticipate holding in the next 60 days to discuss with members the positive and negative attributes of deregistering from the security and exchange commission in order to further bring Lincolnway Energy closer to the top industry performers.

Finally, please consider sharing your Email addresses with us here in order to receive information timelier. If we get everyone signed up, we will be able to send out Eblast quick informative emails on what's going on at the plant and around the industry. Please consider sending an email to info@lincolnwayenergy.com to be added to our list.

Seth Harder
CEO and President of Lincolnway Energy LLC

59511 W Lincoln Highway
Nevada, Iowa 50201

Lincolnway Energy, LLC
www.lincolnwayenergy.com

Phone: 515-232-1010
Fax: 515-382-1376